Exhibit 99.1

Letter of Intent

Party A:

Shanghai Broadband Science and Technology Co., Ltd. (hereinafter called Party A)

Address:

The 4th floor in the Huaneng Union Mansion, No. 139, East Yingcheng Road, Pudong New Area, Shanghai, The People’s Republic of China

Legal representative: Cao Shuihe

Party B:

Innocom Technology Holdings Limited (hereinafter called Party B)

Address:

Room 3506, 35th Floor, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

Legal representative: William, Hui Yan Sui

    Whereas:

1.

Party A is a valid-lasting corporation established in accordance with Chinese laws, registered in Shanghai Administration of Industry and Commerce and organized by Chinese investors;

2.

Party B is a valid-lasting limited corporation established in accordance with the law of British Virgin Islands;

3.

Shanghai BODA Electronic Co., Ltd. (hereinafter called “BODA”) is a valid-lasting corporation established in accordance with Chinese laws, registered in Shanghai Administration of Industry and Commerce and organized by Chinese investors, as to 64.35% by Party A, as to 20% by Suzhou Country Core Technology Co., Ltd. (hereinafter called “Suzhou Country Core”) and as to 15.65% by Nanjing Broadband Science and Technology Co., Ltd (hereinafter called “Nanjing Science and Technology”);

4.

Party A is the holding company of Suzhou Country Core and Nanjing Science and Technology owning their equities and shall enjoy the rights of shareholders.

Therefore, in consideration of the premises and mutual promises set forth herein and on the basis of equality and mutual benefit and consistent consultations, on the purchase the equities of BODA, Party A and Party B enter into this letter of intent in compliance with the following terms and conditions in accordance with related laws and regulations in China, so that Party B could purchase the shares of BODA.

(1)

Party B indicates its will to purchase the equities of BODA to Party A.

(2)

Party A indicates its consent to sell all the equities of BODA owned by itself; and as the shareholder of Suzhou Country Core and Nanjing Science and Technology, Party A indicates its consent to the convey of the surplus of the equities of BODA from Suzhou Country Core and Nanjing Science and Technology to Party B.

(3)

To optimize the assets of BODA, Party A and Party B agree to inspect and collate the accounts of BODA and adjust some accounts if needed.

(4)

Party A and Party B agree to make a further consultation about the date of the purchase of BODA and the substantial procedures such as diligent inspections and assessments.

(5)

This letter of intent is just the indication of the purchase of the equities of BODA by Party A and Party B. If any matter should be added after this letter of intent, then such a matter shall be agreed upon by both Parties through friendly consultations. In the event of any discrepancies between this letter of intent and the equity transfer agreement, the equity transfer agreement shall prevail.

(6)

This letter of intent is made in two identical counterparts. Each party holds one copy and both copies are equally authentic.

Party A: Shanghai Broadband Science and Technology Co., Ltd. (SEAL)

Authorized representative: (SIGNATURE)

Date:

Party B: Innocom Technology Holdings Limited (SEAL)

Authorized representative: (SIGNATURE)

Date:

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